SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): March 31, 2011
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas (Address of principal executive offices)	75254 (Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(e)	Entry into Material Contract with Named Executive Officer and Compensatory Arrangements of Certain Officers
     Release and Waiver of Alan Tallis. Mr. Alan Tallis, Executive Vice President of Ashford Hospitality Trust, Inc. (the “Company”) announced his retirement effective February 1, 2011, as reported on Form 8-K, filed on November 19, 2010. In connection with his retirement, Mr. Tallis, the Company, and Ashford Hospitality Limited Partnership (the “Operating Partnership”) entered into a Release and Waiver Agreement (the “Termination Release”) pursuant to the terms of an Employment Agreement, dated March 31, 2008, by and between Mr. Tallis, the Company and the Operating Partnership. According to the Termination Agreement, Mr. Tallis agrees to release and waive any and all claims he may have against the Company or the Operating Partnership in exchange for payment of certain compensation and severance amounts and other terms and conditions as set out in the Termination Agreement.
     In exchange for his full release and waiver and continued adherence to the terms and conditions of the Termination Agreement, which include Mr. Tallis agreeing to remain unemployed for approximately two years (except for minimal consultation services for the Company and, after the one-year anniversary of the Termination Agreement, for other companies) and standard non-solicitation, non-interference, and non-disparagement provisions, the Company and the Operating Partnership agree to waive the forfeiture provisions in the stock grant agreements that granted Mr. Tallis unvested restricted stock grants during his tenure with the Company. The Termination Agreement will allow Mr. Tallis to retain stock grants that are unvested as of the date of the Termination Agreement and permit such stock grants to vest according to the terms as described in the respective stock grant agreements.
     This description of the Termination Agreement is only a summary of the material terms of the Termination Agreement and is qualified in its entirety by reference to the full text of the Termination Agreement as attached in Exhibit 10.1 to this report.
     Cash Incentive Bonuses and Equity Awards. On March 31, 2011, the Board of Directors (the “Board”) of the Company approved the recommendations of the Compensation Committee of the Board (the “Committee”) with respect to the 2010 annual cash incentive bonuses as set forth in the following table. On April 5, 2011, the Board approved the recommendations of the Committee with respect to annual equity awards pursuant to the Ashford Hospitality Trust, Inc. Amended and Restated 2003 Stock Incentive Plan (the “Stock Plan”), with a grant date of April 6, 2011, for each of the Company’s executive officers, also as set forth in the following table.

		Equity Awards
Executive Officer	Cash Incentive Bonus[1]	Restricted Stock		LTIP Units[2]
	($)	(#)	($)	(#)		($)[3]
Archie Bennett, Jr.	$400,000	—	—	97,888	$1,109,071
Monty J. Bennett	1,400,000	—	—	268,708	3,044,462
Douglas A. Kessler	825,000	—	—	151,628	1,717,945
David A. Brooks	531,250	—	—	151,628	1,717,945
David J. Kimichik	337,500	—	—	165,000	1,869,450
Mark L. Nunneley	206,250	—	—	125,000	1,416,250
Alan L. Tallis	337,500	—	—	—

[1]	Payable by the Company on or about April 1, 2011.

[2]	Issued pursuant to award agreements entered into by the Company with the applicable executive officer and the Company’s Chairman to grant such individuals long term incentive partnership units of Ashford Hospitality Limited Partnership, a Delaware limited partnership, the Company’s operating partnership (“LTIP Units”) under the Stock Plan (the “LTIP Unit Award Agreements”) at a cost of $0.05 per unit to each grantee. The LTIP Units vest in three equal annual installments for Messrs. Kimichik and Nunneley, and in four equal annual installments for the remaining officers, in each case commencing on March 31, 2012.

[3]	Valued at $11.33 per LTIP Unit, based on the closing price of the Company’s common stock on April 6, 2012, less the $0.05 capital contribution made by the individual for each LTIP Unit, assuming each LTIP Unit is convertible into one share of common stock on the date of issuance.

Each executive had the option of receiving his respective equity awards in the form of restricted stock or LTIP units.
     The foregoing summary is qualified in its entirety by reference to the Company’s Form of LTIP Unit Award Agreement which is incorporated herein by reference to Exhibit 10.15 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 27, 2008. The only difference between the form filed with the Securities and Exchange Commission and incorporated herein by reference are the number of LTIP units awarded and the vesting schedule for each individual, each of which is set forth above.
     ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits
10.1	Release and Waiver

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 6, 2011

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel